Exhibit 12(a)


                            SOUTH JERSEY GAS COMPANY
  Calculation of Ratio of Earnings from Continuing Operations to Fixed Charges
                                 (IN THOUSANDS)



                                      Fiscal Year Ended December 31,
                                -------------------------------------------
                                 2002     2001     2000     1999     1998
                                -------------------------------------------

Net Income*                     $26,280  $24,589  $24,929  $23,451  $17,972

Income Taxes, Net                17,372   15,693   16,703   15,445   12,299

Fixed Charges**                  17,914   20,347   21,181   20,949   19,235

Capitalized Interest               (359)    (221)     (24)    (390)    (167)
                                -------  -------  -------  -------  -------

Total Available for Coverage    $61,207  $60,408  $62,789  $59,455  $49,339
                                =======  =======  =======  =======  =======


Total Available
-----------------------            3.4x     3.0x     3.0x     2.8x     2.6x
Fixed Charges





 *  Net Income before Dividends on Preferred Securities and
    Discontinued Operations

**  Fixed charges consist of interest charges (rentals are not material).